Exhibit 99.2

TG Venture Acquisition Corp. Announces Closing of $115 Million Initial Public Offering

San Francisco, CA, Nov. 5, 2021 (GLOBE NEWSWIRE) TG Venture Acquisition Corp. (the “Company”) (Nasdaq: TGVCU), a newly incorporated blank check company, today announced that it closed its initial public offering of 11,500,000 units, including 1,500,000 units sold pursuant to the full exercise of the underwriters’ over-allotment option, at $10.00 per unit. Total gross proceeds from the offering were $115,000,000, before deducting underwriting discounts and commissions and other offering expenses.

The Company’s units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “TGVCU” on November 3, 2021. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant, each warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on the Nasdaq under the symbols “TGVC” and “TGVCW,” respectively.

The Company’s sponsor is Tsangs Group Holdings Limited, a fourth-generation innovation focused Single-Family Office. The Company is led by its Chairman & CEO, Patrick Tsang (Chairman of Tsangs Group Holdings Limited), and its CFO and director, Phil Rettger. In addition, the Company’s independent directors are Michael Alexander, Komal Ahmad and Jason Cheng Yuen Ma.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating within the space technology, financial technology, technology, media and telecom industries and related sectors.

ThinkEquity acted as sole book-running manager for the offering.

TriPoint Capital Management, LLC and HFI Limited served as advisors to Tsang Group.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting ThinkEquity, 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 or by email at prospectus@think-equity.com.

A registration statement (File No. 333-258773) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 2, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Media Contact

Azumi Ashley

azumi.ashley@tsangsgroup.co